SUPPLEMENT
TO PROSPECTUS SUPPLEMENT DATED JUNE 25, 2003
(To Prospectus dated June 19, 2003)


                                  CWABS, INC.
                                   Depositor

                                  Countrywide
                               Home Loans, Inc.
                                    Seller

                      Countrywide Home Loans Servicing LP
                                Master Servicer


                  Asset-Backed Certificates, Series 2003-BC3

                            ---------------------

                                      The Class A-R Certificates

The Class A-R certificates            o This Supplement relates to the
represent obligations of the            offering of the Class A-R certificates
trust only and do not represent         of the series referenced above and
an interest in or obligation            updates the Prospectus Supplement,
of CWABS, Inc., Countrywide             dated June 25, 2003 and the Prospectus
Home Loans, Inc., Countrywide           of the depositor, dated June 19, 2003.
Home Loans Servicing LP or
any of their affiliates.              o This supplement does not contain
                                        complete information about the
This supplement may be used             offering of the Class A-R
to offer and sell the offered           certificates. Additional information
certificates only if                    is contained in the prospectus
accompanied by the prospectus           supplement and the prospectus
supplement and the prospectus.          referenced above. You are urged to
                                        read this supplement, the prospectus
                                        supplement and the prospectus in full.

                                      o We are supplementing the "Method of
                                        Distribution" section on page S-66 of
                                        the Prospectus Supplement as follows.

                                               METHOD OF DISTRIBUTION

                                            Countrywide Securities
                                    Corporation, an affiliate of the Depositor, the Seller and the Master Servicer, will act as principal in connection with offers and sales relating to market making transactions in the Class A-R Certificates. Countrywide Securities Corporation may also act as agent in such transactions. Sales will be made at prices relating to the prevailing prices at the time of sale.


Neither the SEC nor any state securities commission has approved these securities or determined that this supplement, the prospectus supplement or the prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

                 The date of this supplement is July 18, 2003